EXHIBIT 99.1

Contact:	Gary Smith
Vice-President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS RECORD FISCAL 2007 EARNINGS

•	Fiscal 2007 Earnings Per Diluted Share Up 19.4%
•	Fourth Quarter Earnings Per Diluted Share Increases 34.5%
•	Fourth Quarter Operating Margin Reaches 14.3%

BIRMINGHAM, Ala. (March 14, 2007) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the fourth quarter and fiscal year ended February 3, 2007.

Financial Highlights

Net sales for the 14-week period ended February 3, 2007, increased 25.1% to $151.2 million compared with $120.8 million for the 13-week period ended January 28, 2006. Comparable store sales increased 5.9% for the comparable 13-week period. Net income for the 14-week period ended February 3, 2007, increased 27.4% to $12.6 million compared with $9.9 million for the 13-week period ended January 28, 2006. Earnings per diluted share for the 14-week period ended February 3, 2007, increased 34.5% to $0.39 compared with $0.29 per diluted share for the 13-week period ended January 28, 2006. Earnings for the fourth quarter of fiscal 2007 included an approximate $0.03 per diluted share impact from a negative tax adjustment.

Net sales for the 53-week fiscal year ended February 3, 2007, increased 16.3% to $512.1 million compared with $440.3 million for the 52-week period ended January 28, 2006. Comparable store sales for the year increased 3.8% for the comparable 52-week period of fiscal 2007. Net income for the 53-week fiscal year ended February 3, 2007, increased 13.2% to $38.1 million compared with $33.6 million for the 52-week period ended January 28, 2006. Earnings per diluted share for the 53-week fiscal year increased 19.4% to $1.17 from $0.98 per diluted share for the 52-week period ended January 28, 2006.

Comparable store net sales data reflects sales for our Hibbett Sports and Sports Additions stores open through the 13-week and 52-week periods ended January 27, 2007, and the 13-week and 52-week periods ended January 28, 2006.

For the quarter, Hibbett opened 25 new stores and closed 2 stores. For the year, Hibbett opened 74 new stores and closed 10 stores, bringing the total to 613 stores in 23 states. The Company plans to open a net of approximately 85 to 90 new stores in fiscal 2008.

Mickey Newsome, Chairman and Chief Executive Officer, stated, "Based on the strong sales we enjoyed in activewear, licensed apparel, youth footwear and team sports equipment, we were able to reach a record operating margin of 14.3% in the fourth quarter – a 190-basis point improvement from the previous year. This sales and margin growth was primarily driven by a customer-focused selling team, the continued leveraging of expenses and a well executed merchandise plan that did not rely heavily on promotions.”

“The fourth quarter capped off another exceptional year for Hibbett. We posted a 19.4% increase in earnings per share for fiscal 2007 on 16.3% sales growth, increased the operating margin from 11.8% to 12.1% and grew the store base by nearly 12%. We expect to deliver another strong year in fiscal 2008.”

Fiscal 2008 Outlook

For the first quarter ending May 5, 2007, the Company expects to report earnings per diluted share of approximately $0.32 to $0.35 and a comparable fiscal store sales decrease of approximately 1% to 3%. We expect a slight comparable store sales increase on a calendar basis of up to 2%. Guidance for the 52-week period ending February 2, 2008, is estimated at approximately $1.30 to $1.35 per diluted share and a comparable store sales increase in the 2% to 4% range.

Based on the shift of the first week in February from fiscal 2008 into fiscal 2007, which accounted for approximately $0.02 to $0.03 per share in earnings, and the movement of approximately $0.02 in stock compensation expense from the fourth quarter into the first quarter of fiscal 2008, the Company believes comparing the first 26 weeks of fiscal 2008 with fiscal 2007 is a more meaningful comparison. The Company expects to report earnings per diluted share of approximately $0.54 to $0.57 per share in the first half of fiscal 2008 compared with $0.47 per share in the first half of fiscal 2007 with a comparable fiscal store sales increase of up to 4% and a comparable calendar store sales increase in the low single digits.

Stock Repurchase

During the fourth quarter, the Company repurchased 93,000 shares of common stock for a total expenditure of $2.7 million, bringing the total shares repurchased since the inception of the program in August 2004 to 4.3 million shares for a total expenditure of $97.3 million. After considering past stock repurchases, approximately $52.7 million of the total authorization remained for future stock repurchases at the end of fiscal 2007.

Investor Conference Call and Simulcast

Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on March 15, 2007, to discuss the fourth quarter results. The number to call for this interactive teleconference is (913) 981-5543. A replay of the conference call will be available until March 22nd, by dialing (719) 457-0820 and entering the passcode, 7556479.

The Company will also provide an online Web simulcast and rebroadcast of its fiscal 2007-fourth quarter conference call. The live broadcast of Hibbett's quarterly conference call will be available online at www.streetevents.com and www.earnings.com on March 15, 2007, beginning at 10:00 a.m. ET. The online replay will follow shortly after the call and continue through March 22, 2007.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominantly in the Sunbelt, Mid-Atlantic and Midwest. The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate. For example, our forward looking statements include statements regarding company growth, store opening and closing plans, sales (including comparable store sales), sale shifts and earnings expectations. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition. For a complete description of these factors, as well as others which could affect our business, you should carefully review the "Risk Factors," "Business," and "MD&A" sections in our Annual Report on Form 10-K filed on April 13, 2006 and our most recent prospectus supplement filed May 2, 2003. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	February 3,	January 28,	February 3,	January 28,
	2007	2006	2007	2006
Net sales	$ 151,159	$ 120,827	$ 512,094	$ 440,269
Cost of goods sold, including warehouse,
distribution, and store occupancy costs	97,926	80,156	338,963	293,368
Gross profit	53,233	40,671	173,131	146,901
Store operating, selling, and administrative
expenses	28,877	23,057	100,461	85,060
Depreciation and amortization	2,780	2,601	10,932	10,119
Operating income	21,576	15,013	61,738	51,722
Interest income, net	209	250	876	1,146
Income before provision for income taxes	21,785	15,263	62,614	52,868
Provision for income taxes	9,181	5,368	24,541	19,244
Net income	$ 12,604	$ 9,895	$ 38,073	$ 33,624
Net Income per common share:
Basic earnings per share	$ 0.40	$ 0.30	$ 1.19	$ 1.00
Diluted earnings per share	$ 0.39	$ 0.29	$ 1.17	$ 0.98
Weighted average shares outstanding:
Basic	31,739	32,812	32,094	33,606
Diluted	32,278	33,578	32,620	34,393

Unaudited Condensed Consolidated Balance Sheets
(in thousands)

		February 3,	January 28,
		2007	2006
Assets
Cash and cash equivalents		$ 30,367	$ 25,944
Short-term investments		--	13,227
Accounts receivable, net		4,651	4,745
Inventories		125,240	108,862
Prepaid expenses and other		6,631	2,698
Total current assets		166,889	155,476
Property and equipment, net		42,573	37,645
Non-current assets		3,391	2,708
Total assets		$ 212,853	$ 195,829

Liabilities and Stockholders’ Investment
Accounts payable		$ 42,016	$ 45,929
Accrued expenses		17,138	10,924
Total current liabilities		59,154	56,853
Non-current liabilities		15,751	14,203
Stockholders’ investment		137,948	124,773
Total liabilities and stockholders’ investment		$ 212,853	$ 195,829

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